SPECIAL MEETING OF SHAREHOLDERS
                                       OF
                         PRINCIPAL INVESTORS FUND, INC.



680 8th Street, Des Moines, Iowa       November 20, 2002            2:00 p.m.

         A special meeting of the shareholders of the Principal Investors Fund, Inc.- Partners LargeCap Blend Fund I (the "Corporation") was held at 680 8th Street, Des Moines, Iowa at 2:00 p.m. on November 20, 2002.

         The meeting was called to order by Mr. R. C. Eucher, who presided as chairman of the meeting. Ms. J. B. Schustek acted as secretary of the meeting. Also present was Mr. M. D. Roughton.

         Mr. Eucher announced that Section 2.05 of the bylaws establishes a quorum as a one-third interest of all the capital stock outstanding except as expressly required by law. Approval for Issues 1 and 2 requires the vote of a majority of outstanding voting securities as defined in the Investment Company Act of 1940. The Secretary reported that of the 2,017,538.656 shares entitled to vote at the meeting, the holders of 1,902,795.051 shares were present at the meeting in person or by proxy. Mr. Eucher announced that a quorum was present for all issues before the shareholders, and that the meeting was lawfully and properly convened.

         Mr. Eucher directed the Secretary to give a copy of the minutes of the last shareholder meeting to each shareholder who was present and requested a copy. With the unanimous consent of all shareholders present in person or by proxy, Mr. Eucher dispensed with the reading of the minutes of the last meeting of shareholders.

         Mr. Eucher discussed the Board of Directors' proposal and recommendation to approve sub-advisory agreements between the manager and Goldman Sachs Asset Management and Wellington Management Company, LLP. The following resolution was thereupon presented by the Secretary:

         "BE IT RESOLVED, That the Corporation approves ratification and approval of the Sub-Advisory Agreement between Principal Management Corporation and Goldman Sachs Asset Management presented at this meeting and authorizes Principal Management Corporation to execute a Sub-Advisory Agreement with Goldman Sachs Asset Management in substantially the form presented at this meeting;

         BE IT FURTHER RESOLVED, That the Corporation approves ratification and approval of the Sub-Advisory Agreement between Principal Management Corporation and Wellington Management Company, LLP presented at this meeting and authorizes Principal Management Corporation to execute a Sub-Advisory Agreement with Wellington Management Company, LLP in substantially the form presented at this meeting.

         A motion was duly made and seconded that the resolution be adopted. Upon receiving the report from the Secretary, Mr. Eucher reported that the holders of 1,801,254.687 shares of the Corporation had voted in favor of the foregoing resolution, the holders of 25,459.386 shares had voted against, and the holders of 76,080.978 shares abstained. Mr. Eucher announced the resolution had been duly adopted.

         Mr. Eucher next discussed the Board of Directors' proposal and recommendation that the Management Agreement be modified as to delegation responsibility. The following resolution was thereupon presented by the
Secretary:

         "BE IT RESOLVED, that the Corporation approves ratification and approval of Principal Management Corporation's ultimate responsibility to oversee Sub-Advisory activity and accordingly, with the approval of the Fund's Board of Directors, to appoint and replace the Fund's Sub-Advisor and enter into and amend sub-advisory agreements without further shareholder approval."

         A motion was duly made and seconded that the resolution be adopted. Upon receiving the report from the Secretary, Mr. Eucher reported that the holders of 1,748,691.364 shares of the Corporation had voted in favor of the foregoing resolution, the holders of 82,148.016 shares had voted against, and the holders of 71,955.671 shares abstained. Mr. Eucher announced the resolution had been duly adopted.

         There being no further business, the meeting, on motion duly made, seconded and carried, was adjourned.


                         /s/Jean B. Schustek
                         ______________________________
                         Secretary of the Meeting